U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 14, 1999

                           Commission File No. 0-22524
                                              ---------

                         MENDOCINO BREWING COMPANY, INC.
                         -------------------------------
        (Exact name of small business issuer as specified in its charter)

          California                                            68-0318293
--------------------------------------------------------------------------------
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                           Identification Number)

13351 South Highway 101,                                          95449
Hopland, California
(Address of principal executive offices)                        (Zip Code)

Issuer's telephone number, including area code:               (707) 744-1015
                                                 -------------------------------


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Item 5.  Other events

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.


                                   SIGNATURES

Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MENDOCINO BREWING COMPANY, INC.
                                                        (Registrant)


Date:  September 14, 1999                By /s/ P.A. Murali
                                            ------------------------------------
                                            P.A. Murali, Chief Financial Officer

                                  ATTACHMENT A


Contacts: P.A. Murali, CFO  (707) 463-6610                 For Immediate Release
          H. Michael Laybourn, President  (707) 744-1015


                                  News Release

                 Mendocino Brewing Company, Inc. Announces that its Largest Shareholder Agrees to Convert Debt


Hopland,  California,  September 10, 1999. Mendocino Brewing Company, Inc. (PSE:
MBR) announced today that its largest shareholder, United Breweries of America, Inc., has agreed to convert all of the outstanding convertible notes under the 1998 credit facility made available to the Company into Common Stock of the Company.

The total amount of principal and interest converted into Common Stock was $1,055,442.33, and was converted at a price equal to $1.125 per share. By their terms, the notes were convertible at $1.50 per share. The Board of Directors of the Company, however, offered United Breweries of America, inc. ("UBA") an inducement to convert all of the convertible notes into Common Stock at a price of $1.125 per share. The Board of Directors decided to offer the inducement after considering, among other factors, the current and average market price of the Common Stock as trade on the Pacific Stock Exchange, the current financial condition of the Company, and the benefit to the Company of not having to pay interest on or repay the loan from UBA.

As a result of the conversion, UBA now owns approximately 3,087,818 shares of Common Stock which represents 56.8% of the issued and outstanding shares of the Company's Common Stock. Accordingly, the Company has become a subsidiary of UBA.

Mendocino Brewing Company, Inc. brews Red Tail Ale, Blue Heron Pale Ale, Black Hawk Stout, Peregrine Golden Ale, and three seasonals for the domestic craft beer market. The Corporation's Common Stock is publicly traded on the Pacific Stock Exchange under the symbol "MBR."